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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                           JEFFERSON BANCSHARES, INC.
                           ---------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    472375104
                                 --------------
                                 (CUSIP Number)


                                December 31, 2004
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [x]   Rule 13d-1(b)

      [  ]  Rule 13d-1(c)

      [  ]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP No.472375104

-------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Jefferson Federal Bank
        Employee Stock Ownership Plan
-------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a)  |_|
        (b)  |_|
-------------------------------------------------------------------------------
3.      SEC USE ONLY



-------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Tennessee
-------------------------------------------------------------------------------
NUMBER OF             5.  SOLE VOTING POWER
SHARES                          604,893
BENEFICIALLY          ---------------------------------------------------------
OWNED BY
EACH                  6.  SHARED VOTING POWER
REPORTING                        64,529
PERSON                ---------------------------------------------------------
WITH
                       7. SOLE DISPOSITIVE POWER
                                 669,442
                      ---------------------------------------------------------
                       8.  SHARED DISPOSITIVE POWER
                                       0
-------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              669,442
-------------------------------------------------------------------------------
10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)

-------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              8.55% of 7,821,920 shares of Common Stock outstanding
              as of December 31, 2004.
-------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
              EP
-------------------------------------------------------------------------------



                             Page 2 of 6 Pages

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                             JEFFERSON FEDERAL BANK
                          EMPLOYEE STOCK OWNERSHIP PLAN

                                 SCHEDULE 13G/A

ITEM 1.

      (a)   Name of Issuer:

            Jefferson Bancshares, Inc.

      (b)   Address of Issuer's Principal Executive Offices:

            120 Evans Avenue
            Morristown, Tennessee 37814
ITEM 2.

      (a)   Name of Person Filing:

            Jefferson Federal Bank
            Employee Stock Ownership Plan
            Trustee: First Bankers Trust Services, Inc.
                     2321 Kochs Lane
                     P.O. Box 4005
                     Quincy, Illinois 62305

      (b)   Address of Principal Business Office or, if none, Residence:

            120 Evans Avenue
            Morristown, Tennessee 37814

      (c)   Citizenship:

            See Page 2, Item 4.

      (d)   Title of Class of Securities:

            Common Stock, par value $0.01 per share

      (e)   CUSIP Number:

            See Page 1.


                             Page 3 of 6 Pages

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ITEM 3. IF THIS  STATEMENT  IS  FILED  PURSUANT  TO  SS.SS.240.13D-1(B)  OR
        240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (f) [x]  An employee benefit plan or endowment fund in accordance with
                  Section 240.13d-1(b)(1)(ii)(F).

ITEM 4. OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)   Amount beneficially owned: See Page 2, Item 9.

            (b)   Percent of class: See Page 2, Item 11.

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:
                        See Page 2, Item 5.

                  (ii)  Shared power to vote or to direct the vote:
                        See Page 2, Item 6.

                  (iii) Sole power to dispose or to direct the disposition of:
                        See Page 2, Item 7.

                  (iv)  Shared power to dispose or to direct the disposition of:
                        See Page 2, Item 8.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /_/.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        N/A






                             Page 4 of 6 Pages

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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         N/A

ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                             Page 5 of 6 Pages

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               February 11, 2005
                  --------------------------------------------
                                      Date

                              /s/ Linda J. Shultz
                  --------------------------------------------
                                    Signature

                                 Linda J. Shultz
                 First Bankers Trust Services, Inc., as Trustee
                  --------------------------------------------
                                  Name/Title





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